Exhibit 99.1

Vonage Holdings Corp. Reports First Quarter 2009 Results

— Sixth Consecutive Quarter of Growth in Adjusted EBITDA1 —

— Second Consecutive Quarter of Positive Income from Operations —

— GAAP Net Income of $5 Million or $0.03 per Share —

Holmdel, NJ, May 7, 2009 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the first quarter ended March 31, 2009.

Vonage reported record high adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $21 million, up from $8 million in the year ago quarter and $20 million sequentially. This is the sixth consecutive quarter of positive and increasing adjusted EBITDA resulting primarily from the Company’s focus on effectively managing costs and selling, general and administrative (“SG&A”) expenses.

Vonage reported positive income from operations of $5 million, up from a loss of $4 million the prior year and income of $3 million sequentially. Revenue of $224 million was flat year-over-year, and increased 1% sequentially. The Company reported GAAP net income of $5 million or $0.03 per share, up from a loss of $9 million or $0.06 the prior year. Net income in the first quarter 2009 includes a $13 million mark-to-market adjustment relating to the derivative liability in the Company’s convertible debt. Net loss excluding this adjustment2 was $8 million or $0.05 per share.

Marc Lefar, Vonage Chief Executive Officer, said, “We continued to improve our financial performance during the first quarter of 2009, with solid gains in adjusted EBITDA as well as increased cash flow from our existing customer base.”

“We also expanded initiatives during the quarter to improve productivity and reduce costs across the company, while continuing to invest in new growth opportunities including mobile applications and international products and services. Additionally, we announced in April the selection of TBWA\Chiat\Day, a firm known for creating impactful messaging on highly regarded brands, as our new advertising agency. We expect the launch of a new marketing campaign in late spring and look forward to improving the Company’s media strategy and marketing efficiency.”

First Quarter 2009 Financial and Operating Highlights

Revenue for the first quarter was $224 million, flat from the year-ago period. Average revenue per user (“ARPU”) of $28.864 was flat year-over-year and up from $28.33 sequentially. Telephony services ARPU was $27.784, a decrease from $27.87 reported a year ago and up from $27.28 sequentially. The sequential increase in telephony services ARPU was driven by promotions mix, tighter controls on customer credits, and a reduction in the period over which activation fees are amortized, mitigated by a decrease in the FCC mandated Universal Service Fund rate.

The Company continues to deliver reductions in direct cost of telephony services which declined to $52 million, down from $56 million in the prior year and $57 million sequentially. On a per line basis, direct cost of telephony services was $6.674, down from $7.26 in the year ago quarter and $7.22 sequentially due to routing optimization and supplier cost management. The sequential decline was also driven by a reduction in the USF rate.

Direct cost of goods sold was $21 million, down from $22 million in the year-ago quarter and up from $18 million sequentially. The sequential increase was driven in part by the reduction in periods over which product costs are amortized. Direct margin3 increased to 68% from 65% year-over-year and 66% sequentially.

SG&A expense declined significantly to $68 million from $79 million in the year ago quarter as the Company reduced overhead expenses and effectively managed customer care and compensation and benefits costs. SG&A declined from $69 million sequentially. For the sixth consecutive quarter, SG&A as a percent of revenue declined, falling to 30% from 35% in the year ago quarter and 31% sequentially.

Pre-marketing operating income (“PMOI”)1, increased to a record high $98 million, up from $83 million in the year-ago quarter and $92 million sequentially. On an incremental basis, PMOI increased to $17.714 per line, up from $16.23 in the year-ago quarter and $16.33 sequentially.

Marketing expense was $66 million, up from $61 million in the first quarter of 2008 when the Company had intentionally reduced marketing spending, and up from $62 million sequentially. Marketing cost per gross subscriber line addition (“SLAC”) was $290 up from $216 in the first quarter of 2008 and down from $309 sequentially.

The Company lost 6,000 net subscriber lines, finishing the quarter with 2.6 million lines in service. Churn rose to 3.1% from 2.9% sequentially driven in part by seasonality.

Cash provided by operations was $7 million. Capital and software expenditures for the quarter were $7 million. Cash and restricted cash on March 31, 2009 was $85 million.

NYSE Update

On April 24th, the New York Stock Exchange (the “NYSE”) accepted the Company’s plan for compliance with its continued listing standards for market capitalization. As a result, Vonage’s common stock will continue to be listed on the NYSE. The Company will be subject to quarterly reviews by the NYSE to ensure progress toward its plan to restore compliance with continued listing standards.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.
(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).
(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.
(4)	A reduction of 16,802 lines was made to the 2009 opening line balance as part of a data base review. This adjustment impacted March 31, 2009 per line metrics.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$215,643	$216,980
Customer equipment and shipping	8,362	7,637

	224,005	224,617

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,757, and $4,701, respectively)	51,751	56,498
Direct cost of goods sold	20,512	22,072
Selling, general and administrative	68,051	79,392
Marketing	65,695	60,899
Depreciation and amortization	12,896	10,209

	218,905	229,070

Income (loss) from operations	5,100	(4,453)

Other income (expense), net:
Interest income	110	1,400
Interest expense	(13,542)	(5,571)
Change in fair value of embedded derivative	12,970	—
Other, net	801	(164)

	339	(4,335)

Income (loss) before income tax expense	5,439	(8,788)

Income tax expense	(168)	(173)

Net income (loss)	$5,271	$(8,961)

Net income (loss) per common share:
Basic and diluted	$0.03	$(0.06)

Weighted-average common shares outstanding:
Basic	156,718	156,034

Diluted	218,787	156,034

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$6,563	$10,522
Net cash provided by (used in) investing activities	(6,951)	25,021
Net cash provided by (used in) financing activities	(869)	(201)
Capital expenditures, intangible asset purchases and development of software assets	(6,514)	(10,875)

	March 31, 2009	December 31, 2008
	(unaudited)
Balance Sheet Data (at period end):
Cash	$44,729	$46,134
Restricted cash	39,995	39,585
Property and equipment, net of accumulated depreciation	93,273	98,292
Total assets	330,237	336,905
Total debt, net of discount	197,657	194,050
Derivative embedded within convertible note, at fair value	19,750	—
Capital lease obligations	21,907	22,199
Total liabilities	443,909	427,647
Total stockholders’ equity (deficit)	(113,672)	(90,742)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended
	March 31, 2009		December 31, 2008	March 31, 2008
Gross subscriber line additions	226,610		201,423	281,329
Net subscriber line additions	(6,493)		(14,744)	30,133
Subscriber lines (at period end)	2,583,861	(4)	2,607,156	2,610,360
Average monthly customer churn	3.1%		2.9%	3.3%
Average monthly revenue per line	$28.86	(4)	$28.33	$28.85
Average monthly telephony services revenue per line	$27.78	(4)	$27.28	$27.87
Average monthly direct cost of telephony services per line	$6.67	(4)	$7.22	$7.26
Marketing costs per gross subscriber line addition	$290		$309	$216
Employees (excluding temporary help) (at period end)	1,413		1,491	1,722
CPE subsidy	$53.62		$48.10	$51.31
Direct margin as a % of total revenue	67.7%		66.4%	65.0%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Income (loss) from operations	$5,100	$2,814	$(4,453)
Depreciation and amortization	12,896	13,942	10,209
Share-based expense	2,608	3,035	1,886

Adjusted EBITDA	20,604	19,791	7,642
Marketing	65,695	62,260	60,899
Customer equipment and shipping	(8,362)	(8,254)	(7,637)
Direct cost of goods sold	20,512	17,942	22,072

Pre-marketing operating income	$98,449	$91,739	$82,976

As a % of telephony services revenue	45.7%	42.9%	38.2%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO NET INCOME (LOSS)

EXCLUDING CERTAIN CHARGES

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Net income (loss)	$5,271	$(40,916)	$(8,961)
Loss on early extinguishment of notes	—	30,570	—
Change in fair value of embedded derivative	(12,970)	—	—

Net income (loss) excluding certain charges	$(7,699)	$(10,346)	$(8,961)

Net income (loss) per common share:
Basic and diluted	$0.03	$(0.26)	$(0.06)

Net income (loss) per common share, excluding certain charges:
Basic and diluted	$(0.05)	$(0.07)	$(0.06)

Weighted-average common shares outstanding:
Basic	156,718	156,593	156,034

Diluted	218,787	156,593	156,034

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), pre-marketing operating income and net income (loss) excluding certain charges.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

We believe that adjusted EBITDA permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in attempting to grow that customer base. In addition, as we are focused on growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

We provide information relating to our adjusted EBITDA and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We have also excluded the loss on early extinguishment of debt in connection with our November 2008 refinancing from our net loss for the three months ended December 31, 2008 and the change in fair value of embedded derivative in connection with our convertible notes from our net income for the three months ended March 31, 2009. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA (which we previously referred to as adjusted income (loss) from operations) as GAAP income (loss) from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income (loss) from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding certain charges as GAAP net income (loss) excluding loss on early extinguishment of debt and the change in fair value of embedded derivative.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Thursday, May 7, 2009 at 10:00 AM Eastern Time. To participate, please dial (877) 795-3649 approximately ten minutes prior to the call. International callers should dial (719) 325-4835. A replay will be available approximately two hours after the conclusion of the call until midnight May 21, 2009, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is: 8834295.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future growth opportunities and marketing strategy. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include: restrictions in the Company’s debt agreements that may limit its operating flexibility; any failure to meet New York Stock Exchange listing requirements; the competition the Company faces; worsening economic conditions; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; results of pending litigation and intellectual property and other litigation that may be brought against the Company; results of regulatory inquiries into the Company’s business practices; differences between the Company’s service and traditional phone services, including its 911 service; the Company’s dependence on third party facilities, equipment and services; system disruptions or flaws in the Company’s technology; the Company’s dependence on its customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2008, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy and Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena	Meghan Shaw
732.203.7372	732.203.7133
leslie.arena@vonage.com	meghan.shaw@vonage.com

(vg-f)